NEWS

RELEASE

Astronics Corporation • 130 Commerce Way • East Aurora, NY • 14052-2191

For more information contact:
David C. Burney, Chief Financial Officer
Phone: (716) 805-1599, ext. 159
Fax: (716) 805-1286
Email: dburney@astronics.com

FOR IMMEDIATE RELEASE

Astronics Expands Board of Directors with New Appointment

Addition meets NASDAQ Requirements for Continued Listing

EAST AURORA, NY, January 20, 2005, Astronics Corporation (NASDAQ: ATRO) today announced the appointment of Raymond W. Boushie to the Company's Board of Directors. The appointment brings the total number of directors to six of which four are independent for purposes of serving on the board. Three members, including Mr. Boushie, meet the additional independence requirements for serving on the Audit Committee, satisfying recent concerns expressed by NASDAQ.

Ray Boushie, 64, brings almost 40 years experience in the aerospace industry to the board. He is transitioning to retirement from his position as President & CEO of Crane Aerospace & Electronics, a business segment of Crane Co. (NYSE: CR) with revenue approaching $500 million. He has been with Crane for ten years and will retire at the end of March 2005. Prior to his tenure with Crane, Mr. Boushie held various management positions with both Vickers-Sterer and Arkwin Industries. He serves on the boards of Moog, Inc.
(NYSE: MOG.A), the General Aviation Manufacturers Association and the Aerospace Industries Association.

Peter Gundermann, President and CEO of Astronics said, "Ray has a tremendous amount of aerospace industry experience, and we are very pleased to have him join our Board of Directors. His involvement will be very helpful as we continue to expand our business into new product areas and onto new aircraft platforms."

In October 2004, Astronics realized that it was out of compliance with NASDAQ's requirements for independence of its Audit Committee. After notifying NASDAQ of this non-compliance, the company developed a plan to remedy the situation by adding a new member to the Board who would fully meet NASDAQ's independence requirements and could serve on the Audit Committee. This plan culminated in Mr. Boushie's appointment, which fully satisfies NASDAQ requirements and resolves the potential delisting of the company's stock discussed in a press release dated November 5, 2004.

Mr. Gundermann commented, "Our listing on NASDAQ is very important to our shareholders to provide for a liquid market for our stock. We also recognize the importance of adding a fully qualified Director who meets the independence requirements and brings valuable experience and knowledge to the Board. Mr. Boushie's acceptance of the appointment to our board fittingly addresses our needs."

ABOUT ASTRONICS CORPORATION

Astronics Corporation is a manufacturer of specialized lighting and electronics for the cockpit, cabin and exteriors of military, commercial transport and private business jet aircraft. Its strategy is to expand from a components and subsystems supplier to an aircraft lighting systems integrator, increasing the value and content it provides to various aircraft platforms. Luminescent Systems Inc. is Astronics' primary operating subsidiary which produces its aerospace and defense products.

For more information on Astronics and its products, visit its website at www.Astronics.com.

Safe Harbor Statement
This press release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words "expect," "anticipate," "plan," "may," "will," "estimate" or other similar expression. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially include the likelihood that the NASDAQ will accept the cure for continued listing and that the Company will remain listed on NASDAQ and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

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